Phone:	(215) 569-5500
Fax:	(215) 832-5555
Email:

July __, 2005

Jacobs & Company Mutual Fund
Northern Lights Trust Fund
Hauppauge Corporate Center
2150 Motor Parkway, Suite 205
Hauppauge, NY 11788

Jacobs & Company Mutual Fund
c/o Advisers Series Trust
2020 East Financial Way
Glendora, CA 91741

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of  a transaction (the “Transaction”) described in an Agreement and Plan of Reorganization (the "Agreement") dated as of _____ __, 2005 between Northern Lights Trust, its newly formed series of the Jacobs & Company Mutual Fund (the "Acquiring Fund"), Advisers Series Trust, its series of the Jacobs & Company Mutual Fund (the "Target Fund") and Jacobs & Company.  Pursuant to the Agreement, Acquiring Fund will acquire substantially all of the assets of the Target Fund in exchange for shares of Common Stock in the Acquiring Fund (the "Acquiring Fund Shares") and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund following which the Acquiring Fund Shares received by the Target Fund will be distributed by the Target Fund to its shareholders in liquidation of the Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to the terms of the Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

Our opinion is based upon our understanding of the facts of and incident to the Transaction, as are set forth in the Agreement, and upon the condition that those facts are true, correct and complete.  Further, our opinion is issued in reliance upon the Officer's Certificate of Target Fund and the Officer's Certificate of Acquiring Fund relating to the truth, correctness and completeness of those facts.

For the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Agreement; (b) the Officer’s Certificates of Acquiring Fund and Target Fund attached hereto; and (c) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have further assumed that the Transaction will be consummated in accordance with the Agreement and will be effective under applicable state law.  Finally, our opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Transaction will, under current law, constitute a tax-free reorganization pursuant to Section 368(a) of the Code and the Acquiring Fund and the Target Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

* * *

This letter represents our view of the proper U.S. federal income tax treatment of the Transaction based upon our analysis of the relevant U.S. federal income tax authorities as of the date hereof.  The opinion is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.

Our opinion is based upon the Code and its legislative history, the Treasury Regulations, judicial decisions and current administrative rulings and practices of the Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part.  There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future.  We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter.

We are expressing our opinion only as to matters expressly addressed herein.  We are not expressing any opinion as to any other aspects whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Transaction or any state, local or foreign tax treatment of the Transaction or any matter incidental thereto.

Our opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

This opinion is intended solely for each of your benefits and may not be relied in any manner for any other purpose by any other person without our express written consent, provided however we consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Form N-14 Registration Statement.

                                                                                    Very truly yours,

                                                                                    BLANK ROME LLP